Exhibit 4(y)

C L I F F O R D                                   LIMITED LIABILITY PARTNERSHIP
C H A N C E

                                                                  CONFORMED COPY




                           TXU EASTERN FUNDING COMPANY
                                    as Issuer

                               TXU EUROPE LIMITED
                                  as Guarantor

                   MORGAN STANLEY & CO. INTERNATIONAL LIMITED

                                       And

              UBS AG, acting through its business group UBS WARBURG


                -------------------------------------------------
                              REMARKETING AGREEMENT
                            relating to the issue of
           (pound)301,000,000 35 Put 5 Resettable Securities due 2035 by TXU EASTERN FUNDING COMPANY under its
               (euro)2,000,000,000 Euro Medium Term Note Programme
                  unconditionally and irrevocably guaranteed by
                               TXU EUROPE LIMITED
                -------------------------------------------------


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                                    CONTENTS


CLAUSE                                                                     PAGE

1.   Interpretation...........................................................2

2.   Appointment And Obligations Of Determination Agents......................3

3.   Termination Of Appointment...............................................6

4.   Representations And Warranties...........................................7

5.   Undertakings Of The Issuer...............................................8

6.   Guarantee................................................................9

7.   Costs....................................................................10

8.   General..................................................................10

9.   Assignment...............................................................10

10.  Notices..................................................................11

11.  Law And Jurisdiction.....................................................12


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THIS AGREEMENT is made on 29 November 2000

BETWEEN:

(1) TXU EASTERN FUNDING COMPANY, a company with unlimited liability incorporated under the laws of England and whose registered office is at The Adelphi, 1-11 John Adam Street, London WC2N 6HT (the "ISSUER");

(2) TXU EUROPE LIMITED, a company with limited liability incorporated under the laws of England and whose registered office is at The Adelphi, 1-11 John Adam Street, London WC2N 6HT (the "GUARANTOR"); and

(3) MORGAN STANLEY & CO. INTERNATIONAL LIMITED ("MSIL") and UBS AG, acting through its business group UBS WARBURG ("UBS WARBURG" and, together with MSIL, the "REMARKETING DEALERS").

WHEREAS:

(A) The Issuer proposes to issue(pound)301,000,000 35 Put 5 Resettable Securities Due 2035 (the "NOTES") constituting a tranche of medium term notes, Series 4, described in a Pricing Supplement dated 27 November 2000 (the "PRICING SUPPLEMENT"). The Notes will be issued and the terms and conditions thereof (the "CONDITIONS") established in accordance with a Trust Deed dated 15 December 1999 made between the Issuer, the Guarantor and The Law Debenture Trust Corporation p.l.c., as supplemented by a First Supplemental Trust Deed dated 29 November 2000 (the "SUPPLEMENTAL TRUST DEED") made between the same parties, and the Pricing Supplement.

(B) The Issuer has agreed to appoint MSIL and UBS Warburg as Determination Agents in relation to the Notes on the terms herein contained.

The parties agree as follows:

1.   INTERPRETATION

1.1 Terms defined in the Pricing Supplement and the Supplemental Trust Deed shall have the same meanings herein.

1.2  In this Agreement, a reference to:

     (a) a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time and any subordinate legislation thereunder;

     (b) a person includes a reference to that person's legal personal representatives, successors and assigns;

     (c) a time of day is a reference to the time in London, unless a contrary indication appears; and

     (d) a clause or schedule, unless the context otherwise requires, is a reference to a clause of or schedule to this Agreement.


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1.3  The headings in this Agreement do not affect its interpretation.

2.   APPOINTMENT AND OBLIGATIONS OF DETERMINATION AGENTS

2.1 The Issuer hereby appoints MSIL and UBS Warburg as its agents (in such capacity, the "DETERMINATION AGENTS") in relation to the Notes for the purpose of the Interest Reset Procedure.

2.2 On the terms, but subject to the conditions, of this Agreement MSIL and UBS Warburg hereby accept the appointment as Determination Agents.

2.3 The following provisions of this Clause 2.3 shall apply if a Purchase Notice (as defined in the Supplemental Trust Deed) is given to the Trustee and Issuing and Paying Agent not less than fifteen Business Days prior to the Interest Reset Date as contemplated in Clause 2.1(i) of the Supplemental Trust Deed:

          (i) No later than the sixth Business Day preceding the Interest Reset Date, the Determination Agents will provide each Reference Securities Dealer with: (a) a copy of the Pricing Supplement, (b) the most recently published offering circular of the Issuer published in relation to its (EURO)2,000,000,000 Euro Medium Term Note Programme, (c) a written request for a Bid (as defined below) from such Reference Securities Dealer to be submitted to the Determination Agents at 11.00 a.m. (London time) on the Bid Date (as defined below) and (d) the Determination Agents' estimate of the Reference Bond Price (as defined below).

          (ii) At or about 11.00 a.m. (London time) on the Business Day preceding the Bid Date, the Determination Agents will calculate the Reference Bond Price (as defined below), notify each Reference Securities Dealer of the Reference Bond Price and request a Bid (as defined below) from each Reference Securities Dealer.

          (iii) By 11.30 a.m. (London time) on the Bid Date, the Determination Agents will notify the Issuer in writing of: (a) the Bid received from each Reference Securities Dealer; and (b) the Reference Bond Price, as determined by the Determination Agents in their sole discretion

          (iv) Unless the Interest Reset Procedure shall be terminated, the Determination Agents shall select from all the Bids received from the Reference Securities Dealers the Bid (the "SELECTED BID") quoting the lowest annual interest rate (the "LOWEST BID RATE"), and if there is more than one such Bid, the Determination Agents shall be entitled to select one of them at their sole discretion. MSIL and UBS Warburg (severally where only one exercises such entitlement or together (and in equal shares) where both exercise such entitlement) shall have the right (but shall be under no obligation) to match the Selected Bid, in which case such matching Bid shall be the Selected Bid.


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          (v)  If: (a) fewer than two Bids are received by the Determination
               Agents; and/or (b) the Determination Agents in their absolute discretion determine that there is a Market Disruption Event (as defined below) on the Bid Date; and/or (c) the Notes shall have been redenominated pursuant to Paragraph 9 of the Pricing Supplement and/or (d) an Event of Default shall have occurred and/or (e) the Determination Agents shall have received notice from the Issuer at any time prior to their selection of the Selected Bid that the Issuer wishes to terminate the Interest Reset Procedure, then the Interest Reset Procedure shall be terminated, the Issuer shall (and the Determination Agents may) give notice to the Trustee and the Issuing and Paying Agent (as contemplated in Clause 2.1(ii) of the Supplemental Trust Deed) of such termination and the Notes shall be redeemed by the Issuer in accordance with Paragraph 44(B) of the Pricing Supplement.

               The following provisions of this Clause 2.3 shall apply only where the Interest Reset Procedure has not been terminated.

          (vi) The Determination Agents will determine the Interest Reset Rate (the "INTEREST RESET RATE") to be the Lowest Bid Rate.

          (vii) No later than 11.30 a.m. (London time) on the Bid Date, the Determination Agents will notify the Reference Securities Dealer whose Bid is the Selected Bid of such fact.

          (viii) As soon as practicable after determining the Interest Reset Rate as aforesaid, the Determination Agents will calculate the Interest Amount payable in respect of each Denomination of Notes for each Interest Period.

          (ix) The Determination Agents will cause the Interest Rate and the Interest Amount to be notified to the Issuer, the Paying Agents, the Trustee and the Noteholders as soon as possible after determination thereof and in any event in accordance with Condition 5(g).

          For the purposes of the foregoing provisions:

          All determinations by the Determination Agents shall (in the absence of manifest error) be final and binding.

          "REFERENCE SECURITIES DEALERS" means up to five financial institutions comprising MSIL and UBS Warburg and up to three additional financial institutions agreed between the Issuer and the Determination Agents and which, at the time of agreement, deal in the Issuer's debt securities and which shall agree to participate in the Interest Reset Procedure.

          "REFERENCE SWAP DEALERS" means up to five financial institutions comprising MSIL and UBS Warburg and up to three additional financial


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          institutions agreed between the Issuer and the Determination Agents which are leading swap dealers.

          "BID" means an irrevocable written offer given by a Reference Securities Dealer at or about 11.00 a.m. (London time) on the Bid Date to purchase all the Notes outstanding at the Reference Bond Price for settlement on the Interest Reset Date such offer to be conditional on the acquisition of the Notes by MSIL and UBS Warburg under the Purchase Rights, to be expressed as an annual fixed rate of interest (being the rate which such Reference Securities Dealer requires to be payable on the Notes until the Maturity Date), to be given on an "all-in" basis and to be expressed to be open for at least 30 minutes.

          "BID DATE" means the third Business Day preceding the Interest Reset Date.

          "MARKET DISRUPTION EVENT" means the occurrence of any of the following events in the judgement of the Determination Agents: (a) a suspension or material limitation in trading in securities generally on the London Stock Exchange or the establishment of minimum prices on such exchange; (b) a general moratorium on commercial banking activities declared by the Bank of England or the Financial Services Authority;
          (c) any material adverse change in the existing financial, political or economic conditions in the United Kingdom which has a material and adverse effect on the trading of the Notes; (d) an outbreak, or escalation, of major hostilities involving the United Kingdom or the declaration of a national emergency or war by the Government of the United Kingdom; or (e) any material disruption of the United Kingdom Gilt market, the United Kingdom corporate bond market or banking system; provided, in each case, that in the sole judgement of the Determination Agents the effect of the foregoing makes it impractical to conduct the Interest Reset Procedure.

          "REFERENCE BOND PRICE" means an amount as determined by the Determination Agents on the Bid Date equal to the discounted present value to the Interest Reset Date of a bond with a maturity date of 30 November 2035 bearing interest payable annually on a 30/360 day count basis at 6.25% per annum and a principal amount equal to the Nominal Amount of the Notes and assuming a discount rate equal to the Reference Swap Yield.

          "REFERENCE SWAP YIELD" means the percentage rate per annum determined by the Determination Agents on the basis of the annual swap rate quotations provided by the Reference Swap Dealers at approximately
          11.00 a.m. (London time) on the Business Day preceding the Bid Date and, for this purpose, the annual swap rate means the bid rate for the annual fixed leg of a fixed-for-floating Sterling interest rate swap transaction (quoted on a 30/360 day unadjusted day count basis and assuming the application of the Following Business Day Convention (as defined in the 2000 ISDA Definitions (the "DEFINITIONS")) with a term


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          commencing on the Interest Reset Date and ending on 30 November 2035 with a notional amount of (pound)301,000,000 with an acknowlEdged dealer of good credit in the swap market, where the floating leg is equivalent to GBP-LIBOR-BBA (as defined in the Definitions) with a Designated Maturity (as defined in the Definitions) of three months on an Actual/365 (as defined in the Definitions) day count basis. The Reference Swap Yield will be the arithmetic average of such quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).

2.4 Each Determination Agent may, in connection with its services hereunder (a) rely upon the terms of any notice, communication or other document believed by it to be genuine; and (b) engage and pay for the advice or services of any lawyers or other experts whose advice or services it considers necessary and rely upon any advice so obtained (and such Determination Agent shall be protected and shall incur no liability as against the Issuer in respect of any action taken, or permitted to be taken, in accordance with such advice and in good faith).

2.5 The Determination Agents shall only be obliged to perform the duties set out herein and in the Conditions and such other duties as are necessarily incidental thereto. Neither Determination Agent shall be under any fiduciary duty towards any person other than the Issuer, be responsible for or liable in respect of any act or omission of any other person or be under any obligation towards any person other than the Issuer. The determination of the Determination Agents shall be made in good faith and shall be final and binding in the absence of manifest error.

2.6 Each Determination Agent may purchase, hold and dispose of Notes and may enter into any transaction with any holders of Notes or with any other person in the same manner as if it had not been appointed as the agent of the Issuer in relation to the Notes.

2.7 The Issuer shall indemnify and hold harmless each Determination Agent and their respective officers and employees from and against all actions, claims, costs, damages, liabilities and losses, and costs and expenses related thereto (including, without limitation, legal fees and any applicable value added tax) relating to or arising out of its appointment or the exercise of its powers and duties hereunder which it suffers or incurs otherwise than by reason of its own default, gross negligence or wilful misconduct. This Clause 2.7 shall survive the termination of this Agreement and the payment in full of all obligations under the Notes and this Agreement, whether by purchase, repurchase, redemption or otherwise.

3.   TERMINATION OF APPOINTMENT

3.1 Each Determination Agent may resign its appointment at any time, such resignation to be effective upon delivery to the Issuer (with a copy to the Trustee) of notice of such resignation. Following the resignation of a Determination Agent, the Issuer may with the prior written approval of the other Determination Agent appoint a successor Determination Agent and shall forthwith give notice of any such appointment to the Trustee and the Holders.


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3.2  Any successor Determination Agent appointed by the Issuer shall execute and deliver to the resigning Determination Agent an instrument accepting such appointment and thereupon such successor Determination Agent shall without any further act or instrument become vested with all the rights, immunities, duties and obligations of the resigning Determination Agent hereunder. Pending the appointment of a successor Determination Agent, the determinations and other actions of the continuing Determination Agent shall be effective as if made or taken by both Determination Agents.

3.3 Upon any resignation taking effect under Clause 3.1 or any termination under Clause 3.2, the relevant Determination Agent shall be released and discharged from its obligations under this Agreement (save that it shall remain entitled to the benefit of and subject to Clauses 2.6 and 2.7).

3.4 Any legal entity into which a Determination Agent is merged or converted or any legal entity resulting from any merger or conversion to which such Determination Agent is a party shall, to the extent permitted by applicable law, be the successor to such Determination Agent without any further formality, whereupon the Issuer and such successor Determination Agent shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form of this Agreement. Notice of any such merger or conversion shall forthwith be given by such successor to the Issuer and the Trustee.

4.   REPRESENTATIONS AND WARRANTIES

4.1  Each party represents and warrants to the other party that:

     (a) it is duly organised and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

     (b) it has the power to execute, deliver and perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

     (c) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

     (d) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

     (e) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general


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          application (regardless of whether enforcement is sought in a proceeding in equity or at law));

     (f) there is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement;

     (g) it is acting for its own account, and it had made its own independent decisions to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Agreement; it being understood that information and explanations related to the terms and conditions of this Agreement shall not be considered investment advice or a recommendation to enter into this Agreement. No communication (written or oral) received from another party shall be deemed to be an assurance or guarantee as to the expected results of this Agreement;

     (h) it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Agreement. It is also capable of assuming, and assumes, the risks of this Agreement; and

     (i) no other party is acting as a fiduciary for or an adviser to it in respect of this Agreement.

4.2 The Issuer represents and warrants to the Remarketing Dealers that no Event of Default has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.

5.   UNDERTAKINGS OF THE ISSUER AND THE GUARANTOR

     Each of the Issuer and the Guarantor hereby undertakes with each Remarketing Dealer as follows:

     (a) it will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement and shall use all reasonable efforts to obtain any that become necessary in the future;

     (b) it shall comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement;

     (c) without the prior approval of each Remarketing Dealer, it will not purchase any of the Notes.


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6.   GUARANTEE

6.1 The Guarantor irrevocably and unconditionally guarantees to the Remarketing Dealers the due and punctual performance of each obligation of the Issuer contained in this Agreement. The Guarantor shall pay to the Remarketing Dealers from time to time on demand any sum of money which the Issuer is at any time liable to pay to the Remarketing Dealers under or pursuant to this Agreement and has failed to pay such sum when due and which remains unpaid at the time the demand is made. The Guarantor's obligations under this clause are primary obligations and not those of a mere surety. If an obligation of the Issuer is void, voidable or unenforceable for any reason, the Guarantor's obligations under this clause are unaffected and the Guarantor shall perform the Issuer's obligations as if it were primarily liable for the performance.

6.2 The Guarantor's obligations under this clause are continuing obligations and are not satisfied, discharged or affected by an intermediate payment or settlement of account by, or a change in the constitution or control of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to, the Issuer.

6.3 The Guarantor's liability under this clause is not affected by an arrangement which the Remarketing Dealers may make with the Issuer or with another person which (but for this clause) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety.

6.4 Without affecting the generality of the foregoing provisions, the Remarketing Dealers may at any time as they think fit and without reference to the Guarantor:

     (a) grant a time for payment or grant another indulgence or agree to an amendment, variation, waiver or release in respect of an obligation of the Issuer under this Agreement;

     (b) give up, deal with, vary, exchange or abstain from perfecting or enforcing other securities or guarantees held by the Remarketing Dealers;

     (c) discharge a party to other securities or guarantees held by the Remarketing Dealers and realise all or any of those securities or guarantees; and

     (d) compound with, accept compositions from and make other arrangements with the Issuer or a person or persons liable on other securities or guarantees held or to be held by the Remarketing Dealers.

6.5 So long as the Issuer is under any actual or contingent obligation under this Agreement the Guarantor shall not exercise a right which it may at any time have by reason of the performance of its obligations under Clause 6.1 to be indemnified by the Issuer, to claim a contribution from another surety of the Issuer's obligations or to take the benefit (wholly or partly and by way of subrogation or otherwise) of any of the Remarketing Dealers' rights under this Agreement or of any other security taken by the Remarketing Dealers in connection with this Agreement.

6.6 The Guarantor's liability under Clause 6.1 is not affected by the avoidance of an assurance, security or payment or a release, settlement or discharge


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     which is given or made on the faith of an assurance, security or payment, in either case, under an enactment relating to bankruptcy or insolvency.

7.   COSTS

     Except where this Agreement provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and implementation by it of this Agreement and of each document referred to in it.

8.   GENERAL

8.1 This Agreement constitutes the entire agreement, and supersedes any previous agreement, between the parties relating to the subject matter of this Agreement.

8.2 A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

8.3 A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

8.4 The rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

8.5 Each date, time or period referred to in this Agreement is of the essence. If the parties agree in writing to vary a date, time or period, the varied date, time or period is of the essence.

8.6 Save as otherwise expressly provided herein, this agreement does not create any partnership between any of the parties or makes a party the agent of another party for any purpose, and a party has no authority or power to bind, to contract in the name of, or to create a liability for another party in any way or for any purpose.

8.7 Except to the extent that they have been performed, the provisions of this Agreement remain in force notwithstanding any assignment as contemplated herein.

9.   ASSIGNMENT

9.1 Save as otherwise provided herein, a party may not assign or transfer or purport to assign or transfer a right or obligation, or subcontract the performance of any of its obligations, under this Agreement. The foregoing restriction shall not restrict the rights of the Remarketing Dealers to sell or otherwise deal with Notes to be acquired pursuant to the Purchase Rights.

9.2 Each party is entering into this Agreement for its benefit and not for the benefit of another person.


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10.  NOTICES

10.1 All notices and other communications hereunder shall be delivered in person, sent by letter, telex or fax or communicated by telephone (subject, in the case of communication by telephone, to written confirmation dispatched within 24 hours) to the address given below:

     (a)  if to the Issuer, to it at:

          PO Box 40
          Wherstead Park
          Ipswich
          Suffolk
          1P9 2AQ
          Tel:  01473 555 060
          Fax:  01573 555 034
          Attention:   Group Treasurer

     (b)  if to the Guarantor, to it at:

          PO Box 40
          Wherstead Park
          Ipswich
          Suffolk
          1P9 2AQ
          Tel:  01473 555 060
          Fax:  01573 555 034
          Attention:   Group Treasurer

     (c)  if to MSIL at:

          20 Cabot Square
          Canary Wharf
          London E14 4QW
          Tel:+ 44 (020) 7677 7240
          Fax:+ 44 (020) 7677 7999
          Attention:  Syndicate Desk

     (d)  if to UBS Warburg at:

          1 Finsbury Avenue
          London EC2M 2PP
          Tel:+ 44 (020) 7567 2479
          Fax:+ 44 (020) 7568 3349
          Attention: MTNs and Private Placements

     or, in any case, to such other address, telex number or fax number or for the attention of such other person or department as the addressee has by prior notice to the sender specified for the purpose.



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10.2 Every notice or other communication sent in accordance with Clause 10.1 shall be effective as follows:

     (e)  if sent by letter or fax, upon receipt by the addressee;

     (f) if sent by telex, upon receipt by the sender of the addressee's answerback at the end of transmission; and

     (g) if sent by fax, upon receipt by the sender of a fax transmission report.

     provided that any such notice or other communication which would otherwise take effect after 4.00 p.m. on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding business day in the place of the addressee.

11.  LAW AND JURISDICTION

11.1 This Agreement is governed by, and shall be construed in accordance with, English law.

11.2 Each of the parties hereto agrees for the benefit of the Determination Agents that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, "PROCEEDINGS" and "DISPUTES") and, for such purposes, irrevocably submits to the jurisdiction of such courts.

11.3 The Issuer irrevocably waives any objection which it might now or hereafter have to the courts of England being nominated as the forum to hear and determine any Proceedings and to settle any Disputes, and agrees not to claim that any such court is not a convenient or appropriate forum.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.


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                                 EXECUTION PAGE



THE ISSUER

TXU EASTERN FUNDING COMPANY

By: Howard Goodbourn



THE GUARANTOR

TXU EUROPE LIMITED

By: Howard Goodbourn



THE DETERMINATION AGENTS

MORGAN STANLEY & CO. INTERNATIONAL LIMITED

By: Duncan A McInnes



UBS AG, acting through its business group, UBS WARBURG

By: C.M. Stewart             Jonathan Phillips


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